Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

SOLID BIOSCIENCES, LLC

AND

SOLID GT, LLC

Dated as of March 29, 2017

Schedule of Defined Terms

EXHIBIT A – A&R Bio Operating Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 29, 2017, by and between Solid Biosciences, LLC, a Delaware limited liability company (“Bio”), and Solid GT, LLC, a Delaware limited liability company (“GT”). Each of the parties referred to above may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth on the Schedule of Defined Terms attached hereto, the terms, provisions and contents of which are hereby incorporated by reference herein and made part hereof.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth herein, Bio and GT desire to merge their respective businesses through a merger of GT with and into Bio; and

WHEREAS, the board of managers and the members of each of Bio and GT have approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein and in accordance with the Delaware Limited Liability Company Act (the “Act”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

MERGER; MERGER CONSIDERATION

Section 1. 1    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the Act, at the Effective Time, GT shall be merged with and into Bio (the “Merger”) and the separate existence of GT shall cease. Following the Effective Time, Bio shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1. 2    Closing; Effective Time.

(a)    The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Proskauer Rose LLP, One International Place, Boston, MA 02110 at 10:00 a.m. (Eastern time) on the date of this Agreement, or at such other time or on such other date as the Parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)    Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”), conforming to the requirements of the Act, to be executed and filed with the Secretary of State of the State of

Delaware. The Merger shall become effective as of the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Parties in writing and specified in the Certificate of Merger in accordance with the Act (the effective time of the Merger being referred to herein as the “Effective Time”).

Section 1. 3    Operating Agreement; Managers and Officers. At the Effective Time: (a)    the certificate of formation of Bio shall continue as the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law;

(b)    the operating agreement of Bio shall be amended and restated as of the Effective Time substantially in the form attached as Exhibit A, and, as so amended, shall be the operating agreement of the Surviving Company (the “A&R Bio Operating Agreement”) until thereafter changed or amended as provided therein or by applicable Law, and the Surviving Company Units and the holders thereof, including by operation of the Merger, shall be subject to the terms of the A&R Bio Operating Agreement; and

(c)    the managers and officers of the Surviving Company as of the Effective Time shall be as set forth in the A&R Bio Operating Agreement, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the terms of the A&R Bio Operating Agreement.

Section 1. 4    Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Act and as set forth in this Agreement.

(a)    At the Effective Time, as a result of the Merger, each issued and outstanding Preferred Unit of Bio shall be converted into 0.7145789 Series A Common Units of the Surviving Company.

(b)    At the Effective Time, as a result of the Merger, each issued and outstanding Series A Common Unit of Bio held by the Founders immediately prior to the Effective Time shall be converted into 0.7145789 Series B Common Units of the Surviving Company.

(c)    At the Effective Time, as a result of the Merger, each issued and outstanding Series A Common Unit of Bio held by Persons other than the Founders immediately prior to the Effective Time shall be converted into 0.7145786 Series D Common Units of the Surviving Company.

(d)    At the Effective Time, as a result of the Merger, each issued and outstanding Class A Voting Unit of GT shall be extinguished and shall cease to exist.

(e)    At the Effective Time, as a result of the Merger, each issued and outstanding Class B Non-Voting Unit of GT shall be converted into 32.7183200 Series C Common Units of the Surviving Company.

(f)    At the Effective Time, as a result of the Merger, each issued and outstanding Class C Non-Voting Unit of GT shall be converted into 32.7183080 Series D Common Units of the Surviving Company.

(g)    At the Effective Time, as a result of the Merger, each issued and outstanding Class D Voting Unit of GT shall be converted into 32.7183220 Junior Preferred Units of the Surviving Company.

(h)    From and after the Effective Time, all Bio Units and all GT Units issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and the holders thereof shall cease to have any rights with respect thereto, except the right to receive the Surviving Company Units as set forth in this Section 1.4.

(i)    No fractional Units will be issued in connection with the Merger, and no certificates or scrip for any such fractional Units will be issued in connection with the Merger. Any Person who would otherwise be entitled to receive a fraction of a Unit in the Merger (after aggregating all fractional Units issuable to such Person in the Merger) will, in lieu of such fraction of a Unit, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $10.00.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BIO

Bio hereby represents and warrants to GT, with respect to the matters specified in this Article II:

Section 2. 1    Organization and Qualification. Bio is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Bio is duly qualified to conduct its business under the Laws of the jurisdictions in which it does so except for any jurisdiction where the failure to be qualified would not, individually or in the aggregate, have a material adverse effect on Bio.

Section 2. 2    Authorization and Enforceability. Bio has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and each of the foregoing has been duly authorized by all necessary limited liability company action with respect to the Bio. This Agreement and the transactions contemplated hereby have been approved by the requisite holders of Bio Units and there is no other vote required by the holders of Bio Units or any other equity securities of Bio to approve this Agreement. This Agreement has been duly executed and delivered by Bio, and this Agreement, assuming the due authorization, execution and delivery by GT, will constitute, upon such execution and delivery hereof, the legal, valid and binding obligation of Bio, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 2. 3    No Violation. Neither the execution and delivery of this Agreement by Bio, nor the performance by Bio of its obligations hereunder, or the consummation of the transactions contemplated hereby (a) conflict with, violate or constitute a default under the Organizational Documents of Bio, (b) result in a material breach or default (with or without the giving of notice, the lapse of time or both) under, give rise to any right of termination, cancellation or acceleration of any rights or payment or increase or loss of any benefits under any of the terms, conditions or provisions of any material Contract to which Bio is a party or material license or material permit held by Bio, (c) result in the creation or imposition of any Lien upon any of the material properties or assets of Bio, or (d) conflict with or violate in any material respect any Laws applicable to Bio or by which any of its properties are bound, except, in each case, as would not, individually or in the aggregate, have a material adverse effect on Bio.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GT

GT hereby represents and warrants to Bio, with respect to the matters specified in this Article III:

Section 3. 1    Organization and Qualification. GT is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. GT is duly qualified to conduct its business under the Laws of the jurisdictions in which it does so except for any jurisdiction where the failure to be qualified would not, individually or in the aggregate, have a material adverse effect on GT.

Section 3. 2    Authorization and Enforceability. GT has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and each of the foregoing has been duly authorized by all necessary limited liability company action with respect to the GT. This Agreement and the transactions contemplated hereby have been approved by the requisite holders of GT Units and there is no other vote required by the holders of GT Units or any other equity securities of GT to approve this Agreement. This Agreement has been duly executed and delivered by GT, and this Agreement, assuming the due authorization, execution and delivery by Bio, will constitute, upon such execution and delivery hereof, the legal, valid and binding obligation of GT, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 3. 3    No Violation. Neither the execution and delivery of this Agreement by GT, nor the performance by GT of its obligations hereunder, or the consummation of the transactions contemplated hereby (a) conflict with, violate or constitute a default under the Organizational Documents of GT, (b) result in a material breach or default (with or without the giving of notice, the lapse of time or both) under, give rise to any right of termination, cancellation or acceleration of any rights or payment or increase or loss of any benefits under any of the terms, conditions or provisions of any material Contract to which GT is a party or material license or material permit held by GT, (c) result in the creation or imposition of any Lien upon any of the material properties or assets of GT, or (d) conflict with or violate in any material respect any Laws applicable to GT or by which any of its properties are bound, except, in each case, as would not, individually or in the aggregate, have a material adverse effect on GT.

ARTICLE IV

MISCELLANEOUS

Section 4. 1    Notices, Consents, Etc. Any notices, consents or other communications required to be sent or given hereunder by either of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by E-mail, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to GT (prior to the Closing):

Solid GT, LLC 161 First Street, 3rd Floor
Cambridge, MA 02142
Attention: Ilan Ganot
E-mail: with a copy to (which shall not constitute notice):
Proskauer Rose LLP
One International Place
Boston, MA 02110
Attention: Daniel P. Finkelman
E-mail:
If to Bio or the Surviving Company:
Solid Biosciences, LLC 161 First Street, 3rd Floor
Cambridge, MA 02142
Attention: Ilan Ganot
E-mail: with a copy to (which shall not constitute notice):
Proskauer Rose LLP
One International Place
Boston, MA 02110
Attention: Daniel P. Finkelman
E-mail:

The date of service of such notice, consent or other communication shall be (i) the date such notice, consent or other communication is delivered by hand or by E-mail, (ii) one Business Day following the delivery by express overnight delivery service, or (iii) three (3) days after the date of mailing if sent by certified or registered mail.

Section 4. 2    Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

Section 4. 3    Successors; Assignment. This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by Bio without the prior written consent of the GT, and will not be assignable or delegable by GT without the prior written consent of the Bio.

Section 4. 4    Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 4. 5    Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Section 4. 6    Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 4. 7    Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersedes all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

Section 4. 8    Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement, (b) words in the singular or plural shall include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (c) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation), (d) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, and, in the case of statutes, all rules and regulations promulgated thereunder, (e) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto), (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person and (g) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days.”

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SOLID BIOSCIENCES, LLC

By:	/s/ Ilan Ganot
Name:	Ilan Ganot
Title:	Chief Executive Officer

SOLID GT, LLC

By:	/s/ Ilan Ganot
Name:	Ilan Ganot
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Schedule of Defined Terms

“A&R Bio Operating Agreement” has the meaning set forth in Section 1.3(b).

“Act” has the meaning set forth in the recitals.

“Agreement” has the meaning set forth in the preamble.

“Bio” has the meaning set forth in the preamble.

“Bio Units” means Units as such term is defined in the Existing Bio LLC Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Cambridge, Massachusetts are authorized or obligated by Law or executive order to close.

“Certificate of Merger” has the meaning set forth in Section 1.2(b).

“Class A Voting Unit of GT” means a Class A Voting Unit as such term is defined in the Existing GT LLC Agreement.

“Class B Non-Voting Unit of GT” means a Class B Non-Voting Unit as such term is defined in the Existing GT LLC Agreement.

“Class C Non-Voting Unit of GT” means a Class C Non-Voting Unit as such term is defined in the Existing GT LLC Agreement.

“Class D Voting Unit of GT” means a Class D Voting Unit as such term is defined in the Existing GT LLC Agreement.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Contract” means any agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract.

“Effective Time” has the meaning set forth in Section 1.2(b).

“Existing Bio LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Bio (f/k/a Solid Ventures, LLC), dated as of December 27, 2013.

“Existing GT LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of GT, dated as of November 2, 2015.

“Founders” means Ilan Ganot, Gilad Hayeem and Andrey Zarur.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Governmental Authority” means the United States or any state, provincial, local or foreign government, or any subdivision, agency or authority of any thereof.

“GT” has the meaning set forth in the preamble.

“GT Units” means Units as such term is defined in the Existing GT LLC Agreement.

“Junior Preferred Unit of the Surviving Company” means a Junior Preferred Unit as such term is defined in the A&R Bio Operating Agreement.

“Law” means each provision of any federal, state or local law, statute, ordinance, order, binding directive, code, rule or regulation, promulgated or issued by any Governmental Authority, and common law.

“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, preemptive right, subscription right or any similar right, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under federal and state securities Laws.

“Merger” has the meaning set forth in Section 1.1.

“Organizational Documents” means (a) with respect to any entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity (including limited liability company operating agreements); and (b) any amendment to any of the foregoing.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

“Preferred Unit of Bio” means a Preferred Unit as such term is defined in the Existing Bio LLC Agreement.

“Series A Common Unit of Bio” means a Series A Common Unit as such term is defined in the Existing Bio LLC Agreement.

“Series A Common Unit of the Surviving Company” means a Series A Common Unit as such term is defined in the A&R Bio Operating Agreement.

“Series B Common Unit of the Surviving Company” means a Series B Common Unit as such term is defined in the A&R Bio Operating Agreement.

“Series C Common Unit of the Surviving Company” means a Series C Common Unit as such term is defined in the A&R Bio Operating Agreement.

“Series D Common Unit of the Surviving Company” means a Series D Common Unit as such term is defined in the A&R Bio Operating Agreement.

“Surviving Company” has the meaning set forth in Section 1.1.

“Surviving Company Units” means Units as such term is defined in the A&R Bio Operating Agreement.

EXHIBIT A

A&R Bio Operating Agreement

[See Exhibit 3.1 to the Registration Statement]